UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 9, 2025

Cogent Communications Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51829	46-5706863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 N St. NW, Washington, D.C.	20037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 202-295-4200

                         Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.001 per share	CCOI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2025, Cogent Communications Holdings, Inc. (the “Company”), the Company’s US operating subsidiary and the Company’s Chief Executive Officer, David Schaeffer, entered into an amendment to Mr. Schaeffer’s employment agreement, which, among other things, extended the term through December 31, 2027, set the parameters of his long-term equity compensation awards through 2027, and amended the criteria for Mr. Schaeffer’s annual cash incentive (hereafter “Amendment 10”).

Per Amendment 10, Mr. Schaeffer’s annual cash incentive award shall have a target of $500,000 and will not exceed $667,000. Half of the annual cash incentive award will be based on the Company’s Annualized Wavelength Revenue compound annual growth rate (“AWR CAGR”) determined by measuring the growth of the Company’s Annualized Wavelength Revenue for the applicable calendar year from the Company’s Annualized Wavelength Revenue for the prior calendar year as compared against a target compound annual growth rate (the “AWR CAGR Target”). The other half of the annual cash incentive award will be based on the Company’s Gross Profit compound annual growth rate (“GP CAGR”), determined by measuring the growth of the Company’s Gross Profit for the applicable calendar year from the Company’s Gross Profit for the prior calendar year as compared against a target compound annual growth rate (the “GP CAGR Target”). The AWR CAGR Target and GP CAGR Target will be set by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) in its sole discretion. If AWR CAGR or GP CAGR is zero or negative, the portion of annual cash incentive award payable pursuant to the relevant metric shall be zero.

As described in Amendment 10, provided Mr. Schaeffer is employed by the Company on January 1 of such year, the Board shall grant Mr. Schaeffer an award of 180,000 shares of restricted stock in each of 2025, 2026 and 2027. A portion of the grant, 84,000 shares, will vest in 12 monthly increments of 7,000 shares starting on January 1 of the third year following the year of the grant, subject to Mr. Schaeffer’s continued employment with the Company through each applicable vesting date (except in the case of certain qualifying terminations of employment).

The remaining portion of the grant, 96,000 shares of performance-vesting restricted stock, will be eligible to vest following a three-year performance period, subject to Mr. Schaeffer’s continued employment with the Company through the applicable vesting date (except in the case of certain qualifying terminations of employment), with one-half of the shares of performance-vesting restricted stock based on the Company’s achievement of annual growth rate in EBITDA (“EBITDA CAGR”), and one-half based on the Company’s compound annual growth rate in Free Cash Flow (“FCF CAGR”), in each case measured over the three-year performance period. If EBITDA CAGR or FCF CAGR is zero or negative, then no shares of performance-vesting restricted stock subject to the relevent metric will vest. The CAGR performance targets which apply to performance-vesting restricted stock will be set by the Committee in its sole discretion. In the event of a material merger, acquisition, sale, divestiture or other business combination (materiality to be determined by the Committee in its sole discretion), the independent members of the Board may, in their good faith discretion, adjust one or more of the CAGR target percentages previously set for one of more of the tranches of shares of performance-vesting restricted stock to prevent dilution or enlargement of the potential benefits intended to be made available under the applicable awards.

This description of Amendment 10 does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of Amendment 10, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On January 14, 2025, the Board granted a restricted stock award to Mr. Schaeffer consistent with the terms above. The form of Restricted Stock Award to Mr. Schaeffer is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Also on January 9, 2025, customary annual grants were made to the other named executive officers: Thaddeus G. Weed, Chief Financial Officer; John B. Chang, Chief Legal Officer; James Bubeck, Chief Revenue Officer; and Henry W. Kilmer, Vice President of Network Strategy.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1	Amendment No. 10 to Employment Agreement of David Schaeffer, dated January 14, 2025.
10.2	Form of Restricted Stock Award between the Company and David Schaeffer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cogent Communications Holdings, Inc.

January 15, 2025	By:	/s/ David Schaeffer
		Name:	David Schaeffer
		Title:	President and Chief Executive Officer